CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Checkpoint Systems, Inc. on Form S-3 (File No. 33-_____) of our report dated February 15, 1995, except as to Note 16 for which the date is March 3, 1995 on our audits, of the consolidated financial statements and financial statement schedule of Checkpoint Systems, Inc. as of December 25, 1994 and December 26, 1993, and for each of the three years in the period ended December 25, 1994, which report is included in the 1994 Annual Report of Checkpoint Systems, Inc. on Form 10-K. We also consent to the reference to our firm under the caption "Experts."


Coopers & Lybrand L.L.P.
Philadelphia, Pennsylvania
February 20, 1996



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